Exhibit 4.1

AMENDMENT

This Amendment (this “Amendment”), dated and effective as of April 18, 2017 (the “Effective Time”), is made and entered into by and between HCI Group, Inc., a Florida corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized under the laws of the State of New York (the “Rights Agent”), under that certain Rights Agreement, dated as of October 18, 2013 (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, prior to such time as any Person becomes an Acquiring Person, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any other provisions with respect to the Rights which the Company may deem necessary or desirable;

WHEREAS, no Person has become an Acquiring Person under the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as hereinafter set forth and has duly approved this Amendment and authorized its execution and delivery.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.    Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

2.    As of the Effective Time, Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 18, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24.”

3.    As of the Effective Time, Exhibit B to the Rights Agreement is amended by deleting each reference to “October 18, 2018” in the Form of Right Certificate and substituting therefor “April 18, 2017.”

4.    As of the Effective Time, Exhibit C to the Rights Agreement is amended by deleting each reference to “October 18, 2018” in the Summary of Rights to Purchase Preferred Shares and substituting therefor “April 18, 2017.”

5.    Except as expressly set forth herein, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

6.    Sections 28 (Successors), 31 (Severability), 32 (Governing Law), and 33 (Counterparts) of the Rights Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HCI GROUP, INC.

By:	/s/ Andrew L Graham

Name:	Andrew L. Graham

Title:	General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caraopoli

Name:	Paula Caraopoli
Title:	Senior Vice President

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